EXHIBIT 2.8

AMENDMENT NO. 3 TO PURCHASE AND CONTRIBUTION AGREEMENT

THIS AMENDMENT NO. 3 TO PURCHASE AND CONTRIBUTION AGREEMENT, dated as of January 11, 2011 (this “Amendment”), is made by and among Cohen & Company Inc. (“Parent”), Cohen Brothers, LLC (“Cohen Brothers”), JVB Financial Holdings, L.L.C. (“Company”), the Sellers listed on Annex I to the original Purchase and Contribution Agreement (the “Original Agreement”) and the Management Employees (as defined in the Original Agreement).

BACKGROUND

WHEREAS, the parties hereto entered into the Original Agreement on September 14, 2010; and

WHEREAS, the parties hereto entered into Amendment No. 1 to Purchase and Contribution Agreement on October 29, 2010 and Amendment No. 2 to Purchase and Contribution Agreement on December 27, 2010 (collectively with the Original Agreement, the “Purchase Agreement”); and

WHEREAS, in furtherance of the transactions contemplated by the Purchase Agreement, the parties desire to waive certain conditions to Closing and amend certain provisions of the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

WAIVERS OF CLOSING DELIVERABLES

1.1 Termination, Forfeiture or Exercise of Company Options.

(a) The Company and the Management Employees hereby represent that none of the Company Options set forth on Schedule 3.18 to the Purchase Agreement have been forfeited or exercised and that all Company Options not exercised as of the date of the Original Agreement have been terminated as a result of their expiration.

(b) The Company has received notice that certain of the holders of Company options have threatened to make a claim with respect to their Company Options.

(c) The Sellers hereby acknowledge and agree that:

(1) the termination, forfeiture or exercise of Company Options in accordance with Section 6.17 of the Purchase Agreement is a condition to Cohen Brothers’ obligation to close the transactions contemplated by the Purchase Agreement;

(2) production of written documentation memorializing the termination, forfeiture or exercise of the Company Options, in each case signed by the holder of such Company Options, in compliance with Section 6.17 of the Purchase Agreement, was the responsibility of the Company, and Parent and Cohen Brothers may incur Indemnified Losses as a result of the Company’s failure to satisfy such obligation;

(3) the Sellers shall be jointly and severally liable for any and all Indemnified Losses that may be incurred by any Parent Indemnified Person related to or arising out of any actual or purported options, warrants, convertible securities or any other rights, agreements, arrangements or commitments related to the Company Equity obligating the Company or any of its Affiliates, at any time or upon the occurrence of certain events, to offer, sell, transfer, vote, redeem or otherwise dispose of or sell any Company Equity (collectively, the “Company Equity Rights”); and

(4) the Sellers shall jointly and severally indemnify and hold harmless all Parent Indemnified Persons from and against any and all Indemnified Losses related to or arising out of the Company Options or any other Company Equity Rights.

(d) In consideration of Subsection (c) above, Parent and Cohen Brothers hereby waive the completion of the requirements set forth in Sections 6.17 and 7.8 of the Purchase Agreement regarding the delivery of documentation memorializing the termination, forfeiture or exercise of the Company Options prior to the Closing Date. Notwithstanding such waiver, Parent and Cohen Brothers hereby preserve any and all rights either or both of them may have with respect to any violations of the Company’s representations and warranties related to the Company Options.

1.2 Voting Agreements. As the Cohen & Company Inc. 2010 Long-Term Incentive Plan was approved by Parent’s shareholders at the Cohen & Company Inc. annual shareholders meeting on December 10, 2010, the Sellers hereby waive the completion of the requirements set forth in Section 6.19 of the Purchase Agreement and the delivery requirement in Section 8.5(h) of the Purchase Agreement.

ARTICLE II

AMENDMENT OF PURCHASE AGREEMENT

2.1 Section 1.1 Definitions. The following definition is hereby added to Section 1.1:

““Company Equity Rights” has the meaning set forth in Section 1.1 of Amendment No. 3 to the Agreement.”

2.2 Section 2.2 Purchase and Contribution Consideration.

(a) Section 2.2(c) Escrow. The second sentence of Section 2.2(c) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“The Escrow Account shall exist from the Closing Date through December 31, 2011 for the purposes of paying (i) any adjustment to the Total Consideration based on the Final Tangible Net Worth, as determined in accordance with Section 2.4, and (ii) any amount due to any Parent Indemnified Person as a result of any Indemnified Losses related to or arising out of any Company Equity Rights.”

(b) Section 2.2(g) Closing. The following is hereby added to the end of Section 2.2(g) of the Purchase Agreement:

“The Parties agree that the transactions contemplated by this Agreement shall be deemed effective for accounting and other computational purposes at 12:01 a.m., Philadelphia time, on January 1, 2011.”

2.3 Section 2.3 Preliminary Information. The first sentence of Section 2.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“The Sellers’ Representative shall deliver or cause to be delivered to Cohen Brothers, at least two (2) Business Days prior to the Closing Date, an estimated Closing Date balance sheet of the Company as of December 31, 2010 (the “Estimated Closing Date Balance Sheet”), substantially in the form of the Reference Balance Sheet, prepared in accordance with GAAP and otherwise using the accounting principles, procedures, policies and methods used by the Company in preparing the Reference Balance Sheet and (B) a calculation, in reasonable detail based upon such Estimated Closing Date Balance Sheet, setting forth the Estimated Tangible Net Worth.”

2.4 Section 2.4 Tangible Net Worth Total Consideration Adjustment. Section 2.4(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Cohen Brothers shall prepare or cause to be prepared a final balance sheet of the Company as of December 31, 2010, substantially in the form of the Reference Balance sheet, and prepared in accordance with GAAP (except as specifically identified thereon) and otherwise using the accounting principles, procedures, policies and methods used by the Company in preparing the Reference Balance Sheet (the “Final Closing Date Balance Sheet”). Not later than thirty (30) days after the Closing Date, or such other time as is mutually agreed by Cohen Brothers and the Sellers’ Representative, Cohen Brothers shall deliver to the Sellers’ Representative the Final Closing Date Balance Sheet and a calculation, in reasonable detail based upon such Final Closing Date Balance Sheet, setting forth the amount of the Tangible Net Worth at Closing (the “Final Tangible Net Worth”). From and after the Closing, in connection with the preparation and delivery of the Final Closing Date Balance Sheet and calculation of the Final Tangible Net Worth and during the period of any dispute contemplated by this Section 2.4, Cohen Brothers shall give, and cause its advisors to give, the Sellers’ Representative and its authorized representatives reasonable access to the relevant books and records, facilities and employees of the Company, subject to the confidentiality and indemnity agreements contained in this Agreement and in the Confidentiality Agreement, as may be necessary to enable the Sellers’ Representative and its advisers to review and analyze the Final Closing Date Balance Sheet and such calculations based thereon. It is understood and agreed that for purposes of preparing the Final Closing Date Balance Sheet, the value of securities shown on such Final Closing Date Balance Sheet shall be calculated using Pershing Prices as of December 31, 2010, unless (A) a purchase or sale of such securities occurs prior to the delivery of the Final Closing Date Balance Sheet, in which case the purchase or sale price shall be used to calculate the value of such securities or (B) the comparable prices obtained by Cohen Brothers from Standard & Poor’s or an alternate pricing service utilized by Cohen Brothers (each an “Alternate Price”) for such securities differs from the Pershing Price, in which case the parties will negotiate in good faith for a period of up to fifteen (15) days (the “Negotiation Period”) to determine the appropriate value of such securities. In the event the parties are not able to agree on the appropriate value of any such securities within the Negotiation Period, those particular securities will be sold within sixty (60) days following the earlier of the end of the Negotiation Period or the parties’ mutual determination that a sale of such securities is the appropriate resolution and, once sold, the sale price for such securities shall be used to calculate their value for purposes of the Final Closing Date Balance Sheet. In the event such a sale of securities is required, the Final Closing Date Balance Sheet shall be deliverable by Cohen Brothers to the Sellers’ Representative within ten (10) days following the settlement of such sale.”

2.5 Section 6.14 Appointment of New Parent Director. The third sentence of Section 6.14 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“In addition, Parent’s Board of Directors shall appoint Seller Nominee as a Director to serve on Parent’s Board of Directors as soon as practical following Closing, but in no event later than the next scheduled Board of Directors meeting following the Closing Date.”

2.6 Section 7.7 Deliveries of Company at Closing. Section 7.7(e) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(e) a certificate of good standing of the Company and each of its Subsidiaries, dated within thirty (30) days of the Closing Date, from the jurisdiction of its formation or incorporation;”

2.7 Section 8.5 Deliveries of Cohen Brothers at Closing. Sections 8.5(e) and 8.5(f) of the Purchase Agreement are hereby deleted in their entirety and replaced with the following:

“(e) a certificate of good standing of Parent, dated within thirty (30) days of the Closing Date, from the State of Maryland Department of Assessments and Taxation;

(f) a certificate of good standing of Cohen Brothers, dated within thirty (30) days of the Closing Date, from the Secretary of State for the State of Delaware;”

2.8 Exhibit A. Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the Escrow Agreement attached as Exhibit A hereto.

2.9 Schedule 6.2 Conduct of Business Until Closing. Effective as of January 1, 2011, Schedule 6.2(d) is hereby deleted in its entirety and replaced with the following:

“(d) – None”

ARTICLE III

MISCELLANEOUS

3.1 Definitions. Unless otherwise defined herein, all capitalized terms shall have the meanings specified or referred to in the Purchase Agreement.

3.2 Governing Law. This amendment shall in all respects be construed in accordance with and governed by the substantive laws of the state of New York.

3.3 Counterparts and Other Matters. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original. Except as provided in this Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

PARENT	COHEN & COMPANY INC.

	By:	/s/ Joseph W. Pooler, Jr.
	Name:	Joseph W. Pooler, Jr.
	Title:	Chief Financial Officer

COHEN BROTHERS	COHEN BROTHERS, LLC

	By:	/s/ Joseph W. Pooler, Jr.
	Name:	Joseph W. Pooler, Jr.
	Title:	Chief Financial Officer

COMPANY	JVB FINANCIAL HOLDINGS, L.L.C.

	By:	/s/ Vincent W. Butkevitz III
	Name:	Vincent W. Butkevitz III
	Title:	President

MANAGEMENT EMPLOYEE	VINCENT W. BUTKEVITS III

/s/ Vincent W. Butkevits III

MANAGEMENT EMPLOYEE	JAMES K. FERRY

/s/ James K. Ferry

SELLER	WENDY J. SADUSKY

/s/ Wendy J. Sadusky

SELLER	MICHAEL FERAN

/s/ Michael Feran

SELLER	JPMORGAN CHASE BANK NA A/C/F NEIL SUBIN IRA ROLLOVER

/s/ Neil Subin
Neil Subin, as Owner

SELLER	NTC & CO FBO JOANN LUKAS IRA

/s/ JoAnn Lukas
JoAnn Lukas, Owner

/s/ Michael Garland
NTC & Co., Custodian

MANAGEMENT EMPLOYEE	JOANN LUKAS

/s/ JoAnn Lukas

MANAGEMENT EMPLOYEE	DANIEL DIGENNARO

/s/ Daniel DiGennaro

SELLER	NTC & CO FBO DANIEL WEAVER IRA

/s/ Daniel Weaver
Daniel Weaver, Owner

/s/ Michael Garland
NTC & Co., Custodian

MANAGEMENT EMPLOYEE	DANIEL WEAVER

/s/ Daniel Weaver

SELLER	NTC & CO FBO MICHAEL JACOBS IRA

/s/ Michael Jacobs
Michael Jacobs, Owner

/s/ Michael Garland
NTC & Co., Custodian

MANAGEMENT EMPLOYEE	MICHAEL JACOBS

/s/ Michael Jacobs

SELLER	ENTRUST ADMINISTRATION SERVICES INC FBO STEPHAN BURKLIN IRA

	By:	/s/ Glen Matthew
	Name:	Glen Matthew
	Title:	Director

MANAGEMENT EMPLOYEE	STEPHAN BURKLIN

/s/ Stephan Burklin